Exhibit 10.27

YASKAWA

YASKAWA ELECTRIC CORPORATION
February 3, 2020	2-1 Kurosakishiroishi, Yahatanishi-ku,
Kitakyushu 806-0004 Japan
Tel +81-93-645-0000 Fax +81-93-631-0000

Dr. Umesh Mishra,
CTO & Chairman
Transphorm Inc.

Subject: Letter of Intent (LOI)

Dear Umesh-san,

Per our discussions, please find the below LOI in conjunction with the long term cooperation with Transphorm Inc.

•
Yaskawa Electric Corporation (“Yaskawa”), the leading global manufacturer of low and medium voltage variable frequency drives, servo systems, machine controllers and industrial robots, has decided to develop a long term cooperation with Transphorm Inc. (“Transphorm”). Yaskawa is willing to enter into individual development agreements with Transphorm to use Transphorm’s GaN power device products for a variety of industrial power conversion applications commencing with servo motor and variable frequency drive applications when Yaskawa determines that a given development activity would provide benefit to Yaskawa.

•	At this time, Yaskawa plans to provide $4M to fund the development activities at Transphorm commencing in May 2020, (with approximately $1M funded in calendar year 2020).

•	The details of the cooperation and individual development agreement will be defined in joint consultations between Yaskawa and Transphorm to address market needs in the most efficient manner.
Yaskawa and Transphorm plan to finalize the details of the cooperation between the companies in Q2-2020.

•	Transphorm has been supported by Yaskawa for several years including a funding of$15M in 2017 and this latest agreement is a result of that strong partnership.
We appreciate Transphorm’s support of YASKAWA as our valuable partner.
With best regards,

Akira Kumagae,	/s/ Akira Kumagae
Executive Officer, CTO
General Manager
Corporate Technology Division
YASKAWA Electric Corporarion